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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
The Macerich Company
Santa Monica, California

We consent to the incorporation by reference in the Registration Statements on Form S-3 File Nos. 333-21157, 333-80129, 333-88718, 333-107063, 333-109733, 333-121630 and Form S-8 of our reports dated March 25, 2005 relating to the consolidated financial statements and consolidated financial statement schedules of The Macerich Company and of Pacific Premier Retail Trust, and management's report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in this Annual Report on Form 10-K of The Macerich Company for the year ended December 31, 2004.

Deloitte & Touche, LLP
Los Angeles, California
March 25, 2005

The Macerich Company    161

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM